AMENDMENT NO. 8 TO RIGHTS AGREEMENT

Amendment No. 8, dated as of March 14, 2007 ("Amendment No. 8"), to the Rights Agreement dated as of March 9, 1999, as amended as of June 9, 1999, April 7, 2000, October 26, 2000, February 21, 2001, February 28, 2002, September 18, 2002 and December 13, 2004 (the "Rights Agreement"), between Merrimac Industries, Inc., a Delaware corporation (the "Company"), and American Stock Transfer & Trust Company (which acquired Wachovia Bank, National Association), as Rights Agent (the "Rights Agent").

WHEREAS, the Company and the Rights Agent entered into the Rights Agreement; and

WHEREAS, the Board of Directors of the Company, in accordance with Section 27 of the Rights Agreement, deems it desirable and in the best interests of the Company and its shareholders to amend the Rights Agreement as set forth herein;

NOW, THEREFORE, in consideration of the premises and mutual agreements herein set forth, the parties hereby agree as follows:

SECTION 1. CERTAIN DEFINITIONS.

(a) For purposes of this Amendment No. 8, capitalized terms used herein and not otherwise defined shall have the meanings indicated in the Rights Agreement. Each reference to "hereof", "herein" and "hereby" and each other similar reference and each reference to "this Agreement" and each other similar reference contained in the Rights Agreement shall refer to the Rights Agreement as amended hereby.

(b) Section 1(a) of the Rights Agreement is hereby amended and restated in its entirety as follows:

"(a) "Acquiring Person" shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 12.5% or more of the Common Shares of the Company then outstanding, but shall not include any Exempt Person (as such term is hereinafter defined). Notwithstanding the foregoing, no Person shall become an "Acquiring Person" as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 12.5% or more of the Common Shares of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 12.5% or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company (other than an acquisition that does not directly or indirectly increase the proportionate share of the Common Shares of the Company beneficially owned by such Person), then such Person shall be deemed to be an "Acquiring Person". Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person", as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an "Acquiring Person", as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be an "Acquiring Person" for any purposes of this Agreement.”

SECTION 2. BENEFITS OF THIS AGREEMENT. Nothing in this Amendment No. 8 shall be construed to give to any Person other than the Company, the Rights Agent and the registered holders of the Rights any legal or equitable right, remedy or claim under this Amendment No. 8, but this Amendment No. 8 shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Rights.

SECTION 3. SEVERABILITY. If any term, provision or restriction of this Amendment No. 8 is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and restrictions of this Amendment No. 8 shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

SECTION 4. GOVERNING LAW. This Amendment No. 8 shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

SECTION 5. COUNTERPARTS. This Amendment No. 8 may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

SECTION 6. DESCRIPTIVE HEADINGS. Descriptive headings of the several Sections of this Amendment No. 8 are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

SECTION 7. RIGHTS AGREEMENT AS AMENDED. This Amendment No. 8 shall be effective as of the date hereof and, except as set forth herein, the Rights Agreement shall remain in full force and effect and be otherwise unaffected hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 8 to be duly executed and attested, all as of the day and year first above written.

MERRIMAC INDUSTRIES, Inc.

By /s/ Robert V. Condon

Name: Robert V. Condon
Title: Vice President, Finance and
Chief Financial Officer

American Stock Transfer & Trust Company
as Rights Agent

By /s/ Herbert J. Lemmer

Name: Herbert J. Lemmer
Title: Vice President